UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2017

_____________

National Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12629 (Commission File Number)	36- 4128138 (IRS Employer Identification No.)

410 Park Ave, 14th Floor

New York, NY 10022

 (Address of principal executive offices)

 (212) 417-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 3, 2017 (the “Effective Date”), Michael Mullen was appointed as Co-Chief Executive Officer of National Holdings Corporation (the “Company”), until such time as the other Co-Chief Executive Officer of the Company (Robert B. Fagenson) has been removed or has resigned, in which case Mr. Mullen will automatically assume the title and duties of Chief Executive Officer under the terms of his employment agreement. In addition, Mr. Mullen will be Chairman of the Board of each of Company’s operating subsidiaries including but not limited to: National Securities Corporation, National Asset Management Corporation, National Insurance Corporation, vFinance Corporation and Gilman and Ciocia Corporation.

Under the terms of Mr. Mullen’s employment agreement, Mr. Mullen will earn a base salary of $360,000 per year. In addition to his base salary, Mr. Mullen will be eligible to earn an annual cash bonus, conditioned upon the achievement of annual performance goals and objectives established by agreement between Mr. Mullen and the Board. Mr. Mullen’s target annual bonus opportunity will be equal to 100% of his base salary, subject to his achievement of such performance goals and objectives.

The Company will also award Mr. Mullen a total of 625,000 restricted shares of common stock of the Company. These grants are subject to various conditions and vesting schedules, as set forth in the employment agreement.

If Mr. Mullen’s employment is terminated as a result of his death or disability, the Company must pay to the him or his estate, his base salary through the date of his termination, any benefits which he is entitled to receive under any Company plan, any expense reimbursement amounts owed to him, any accrued but unpaid annual bonuses earned by him prior to the date of his death or termination for disability, a pro rata protion of his target bonus during the year of termination and certain accelerated vesting on equity securities in the Company.

If Mr. Mullen’s employment is terminated by the Board for cause or by Mr. Mullen without cause, then the Company must pay to him his base salary through the date of his termination, any expense reimbursement amounts owed to him, and any accrued but unpaid annual bonuses earned by him prior to the date of his termination. Any shares of unvested annual restricted stock awards outstanding on the date of his termination will be forfeited without consideration as of such date.

If Mr. Mullen’s employment is terminated by the Company other than as stated above or by Mr. Mullen with cause, in each case other than in connection with a change in control of the Company, the Company will pay to Mr. Mullen a lump sum severance payment equal to 1.5 times the sum of his base salary, additional severance equal to his prorated target bonus, and any expense reimbursement amounts owed to him. Any shares of annual restricted stock awards outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination, and any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable by him for a period of 12 months following the date of his termination (or, if earlier, the normal expiration date of such stock options).

If Mr. Mullen’s employment is terminated upon or following the occurrence of a change in control of the Company, by the Company (or its successor) other than as a result of Mr. Mullen’s death or disability and other than by the Board for cause or by Mr. Mullen without cause, or upon or following the occurrence of a change in control of the Company, by Mr. Mullen for cause, the Company (or its successor) will pay to Mr. Mullen a lump sum severance payment equal to 2 times the sum of his base salary, additional severance equal to his prorated target bonus, and any expense reimbursement amounts owed to him. Any shares of annual restricted stock awards outstanding on the date of his termination will become fully-vested and non-forfeitable as of such date and any stock options outstanding on the date of his termination will become fully-vested and, provided that such stock options are not cancelled and cashed-out in connection with the change in control, will remain exercisable by Mr. Mullen for 12 months such date (or, if earlier, the normal expiration date of such stock options).

The foregoing summary of the employment agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Employment Agreement between Michael Mullen and National Holdings Corporation dated January 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation
(Registrant)

Date: January 6, 2017	By:	/s/ Robert B. Fagenson
Name: Robert B. Fagenson Title: Chief Executive Officer